                                                                    EXHIBIT 99.1


          RPM THIRD QUARTER ACHIEVES RECORD SALES, 49% EARNINGS GROWTH,
             CONTRIBUTING TO RECORD NINE-MONTH RESULTS, FISCAL 2003


MEDINA, Ohio--April 14, 2003--RPM International Inc. (NYSE:RPM) today reported continued growth in sales, net income and earnings per share for both the third quarter and first nine months of fiscal 2003, ended February 28, compared with the same periods a year ago.

THIRD-QUARTER RESULTS
The specialty coatings manufacturer reported net sales in its fiscal 2003 third quarter of $433.6 million, an increase of 6 percent compared with sales of $407.5 million in the fiscal 2002 third quarter. Consumer segment sales were essentially flat, reflective of the recently softened retail environment, while industrial segment sales grew 11 percent, mainly from continued strength of services sales. This growth includes several small acquisitions and favorable foreign exchange rates, which contributed approximately 3 percent sales growth to each segment.

Net income improved by 49 percent, to $4.9 million, and earnings per share grew 33 percent to $0.04, compared with net income of $3.3 million and earnings per share of $0.03 in the fiscal 2002 third quarter. The 2003 results reflect reduced interest expense in addition to solid earnings improvements in both operating segments. The 11.5 million common shares issued in connection with the March 2002 follow-on equity offering had no dilutive effect on earnings per share in this year's third quarter.

NINE-MONTH RESULTS
For the first nine months of fiscal 2003, RPM reported record net sales of $1,493.9 million, a 5 percent improvement compared with sales of $1,428.7 million in the first nine months of fiscal 2002. The industrial and consumer segments reported sales growth of 5 percent and 4 percent, respectively, including 1 percent contribution to each segment from small acquisitions and favorable foreign exchange rates.

Record nine-month net income of $78.7 million strengthened by 22 percent compared with net income of $64.3 million in the first nine months of fiscal 2002, while record earnings per share of $0.68 climbed 8 percent compared with earnings per share of $0.63 in the prior year period. The 11.5 million common shares issued in connection with the March 2002 follow-on equity offering had a dilutive effect on earnings per share of approximately $0.05 in the fiscal 2003 nine-month period.

Through nine months, RPM has generated $51 million of free cash flow after capital expenditures and dividends, enabling the internal funding of several acquisitions, totaling $20 million, and debt reduction of $15 million.

BUSINESS OUTLOOK
"We are pleased that we were able to maintain our positive momentum in the third quarter, which is historically RPM's weakest quarter because of seasonal effects," said Frank C. Sullivan, chief executive officer and president. "Our ability to increase net income at a faster rate than sales reflects the leverage gained from strategic actions over the past several years to lower our costs and strengthen our capital structure. As a result of our performance to date, and in spite of a still weak economic outlook, we remain confident that our operations will continue to deliver strong results through the end of our fiscal year."

April 14, 2003
Page 2


                                     -more-

ASBESTOS LIABILITY
"Separately," Sullivan noted that, "as we have previously communicated, based on recent asbestos claims activity our third party insurance may be depleted in the coming months. In view of this situation and while keeping a watchful eye on federal and state legislative activities, we have begun a formal process to estimate the cost of our future asbestos liabilities," he said. "The timing of this effort is uncertain, but we hope to complete this process with the reporting of our fiscal 2003 year-end results. At the conclusion of this process, we would anticipate accruing a liability sufficient to cover those estimated future costs."

DIVIDEND PAYMENT
On April 4, 2003, RPM's board of directors approved the company's current quarterly cash dividend of $0.13 per share, payable April 30, 2003, to shareholders of record as of April 14, 2003. This payment represents a 4 percent increase over the quarterly cash dividend paid at this time last year. RPM's latest cash dividend increase in October 2002 marked its 29th consecutive year of increased cash dividends paid to its shareholders

ABOUT RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings serving both industrial and consumer markets. RPM's industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. RPM's consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Industrial brands include Stonhard, Tremco, Carboline, Day-Glo, Euco and Dryvit. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

CONTACT: Glenn R. Hasman, vice president of finance and communications, 330-273-8820.

This press release contains "forward-looking statements" relating to the business of the Company. These forward-looking statements, or other statements made by the Company, are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, actual results of the Company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price and supply of raw materials, particularly titanium dioxide, certain resins, aerosols and solvents;
(c) continued growth in demand for the Company's products; (d) legal, environmental and litigation risks inherent in the Company's construction and chemicals businesses and risks related to insurance coverage inherent in the Company's disclosed litigation; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the Company's foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the Company's ongoing acquisition and divestiture activities; and other risks detailed in the Company's other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the Company's prospectus and prospectus supplement included as part of the Company's Registration Statement on Form S-3 (File No. 333-77028), as the same may be amended from time to time.

                                       ###

                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                   (UNAUDITED)
                       In thousands, except per share data

                                                           Nine Months Ended February 28,     Three Months Ended February 28,
                                                           ------------------------------     -------------------------------
                                                               2003              2002             2003            2002
                                                            ----------        ----------        --------        --------
NET SALES                                                   $1,493,943        $1,428,693        $433,562        $407,538
Cost of sales                                                  813,639           777,415         246,610         228,902
                                                            ----------        ----------        --------        --------
Gross profit                                                   680,304           651,278         186,952         178,636
Selling, general & administrative expenses                     538,944           521,720         173,338         166,025
Interest expense, net                                           20,290            32,083           6,102           7,660
                                                            ----------        ----------        --------        --------
Income before income taxes                                     121,070            97,475           7,512           4,951
Provision for income taxes                                      42,374            33,142           2,629           1,677
                                                            ----------        ----------        --------        --------
NET INCOME                                                  $   78,696        $   64,333        $  4,883        $  3,274
                                                            ==========        ==========        ========        ========
Basic earnings per share of common stock                    $     0.68        $     0.63        $   0.04        $   0.03
                                                            ==========        ==========        ========        ========
Diluted earnings per share of common stock                  $     0.68        $     0.63        $   0.04        $   0.03
                                                            ==========        ==========        ========        ========
Average shares of common stock outstanding - basic             115,193           102,346         115,583         102,508
                                                            ==========        ==========        ========        ========
Average shares of common stock outstanding - diluted           116,022           102,857         116,121         103,720
                                                            ==========        ==========        ========        ========


                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                   (UNAUDITED)
                                  In thousands

                                                                February 28,
                                                       -----------------------------
                                                          2003               2002
                                                       ----------        -----------
ASSETS
        Current assets                                 $  766,196        $  736,735
        Property, plant & equipment (net)                 357,164           345,326
        Other assets                                      894,423           886,134
                                                       ----------        ----------
           TOTAL ASSETS                                $2,017,783        $1,968,195
                                                       ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
        Current liabilities                            $  302,314        $  385,952
        Long-term debt, less current maturities           694,774           814,606
        Other liabilities                                 101,241           103,009
                                                       ----------        ----------
           TOTAL LIABILITIES                            1,098,329         1,303,567
        Stockholders' equity                              919,454           664,628
                                                       ----------        ----------
        TOTAL LIABILITIES &
          STOCKHOLDERS' EQUITY                         $2,017,783        $1,968,195
                                                       ==========        ==========


                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                  In thousands


                                                                  Nine Months Ended February 28,
                                                                  ------------------------------
                                                                      2003              2002
                                                                  ------------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                 $  78,696         $  64,333
        Depreciation and amortization                                 42,285            41,785
        Items not affecting cash and other                               563            (8,716)
        Changes in operating working capital                          (4,237)           34,037
                                                                   ---------         ---------
                                                                     117,307           131,439
                                                                   ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES
        Capital expenditures                                         (22,017)          (16,241)
        Acquisition of new businesses, net of cash acquired          (19,547)               --
                                                                   ---------         ---------
                                                                     (41,564)          (16,241)
                                                                   ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES
        (Decrease) in debt                                           (14,922)          (63,033)
        Cash dividends                                               (44,123)          (38,167)
        Exercise of stock options                                      3,286             4,932
                                                                   ---------         ---------
                                                                     (55,759)          (96,268)
                                                                   ---------         ---------
        Net Increase in Cash and Short-Term Investments            $  19,984         $  18,930
                                                                   =========         =========